UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2017

KELLY SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-1088	38-1510762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

999 WEST BIG BEAVER ROAD, TROY, MICHIGAN 48084

(Address of Principal Executive Offices)

(Zip Code)

(248) 362-4444

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 27, 2017, the Compensation Committee of the Board of Directors of Kelly Services, Inc. (the “Company”) adopted the Kelly Services, Inc. Senior Executive Severance Plan (the “Severance Plan”).

The Severance Plan provides for the payment of severance benefits to the Chief Executive Officer and other participating executive officers of the Company upon a termination of their employment with the Company under certain circumstances. The Compensation Committee authorized participation in the Severance Plan by the following executive officers of the Company:

Officer Name	Title	Qualifying Termination Not Related to Change in Control	Qualifying Termination Relating to Change in Control

Carl T. Camden	President and Chief Executive Officer	200% of Salary	200% of Salary and STIP(1)
George S. Corona	Executive Vice President and Chief Operating Officer	150% of Salary	150% of Salary and STIP
Teresa S. Carroll	Senior Vice President and General Manager, Global Talent Solutions	150% of Salary	150% of Salary and STIP
Peter W. Quigley	Senior Vice President, General Counsel and Chief Administrative Officer	150% of Salary	150% of Salary and STIP
Olivier G. Thirot	Senior Vice President and Chief Financial Officer	150% of Salary	150% of Salary and STIP

(1)	The applicable participant’s annual target incentive opportunity under the Kelly Services, Inc. Short-Term Incentive Plan for the fiscal year in which the participant’s qualified termination of employment occurs or in effect immediately prior to a change in control of the Company.

A “qualified termination” under the Severance Plan is defined as any termination of a participant’s employment (i) by the Company other than for “cause,” “disability” or death or (ii) for “good reason” by a participant in connection with a change in control of the Company. The Severance Plan also provides that, upon the occurrence of a qualified termination in connection with a change in control of the Company, the affected participant will be treated as involuntarily terminated without cause for purposes of the Kelly Services, Inc. Equity Incentive Plan. A qualified termination is deemed to have occurred in connection with a change in control of the Company if the termination occurs within two years after a change in control or within six months prior to a change in control, if the affected participant can demonstrate that his or her qualified termination occurred at the request of a third party that had taken steps reasonably calculated to effect a change in control.

Severance amounts other than in connection with a change in control of the Company are payable in monthly installments over the applicable 18 or 24-month severance period. Severance amounts payable in connection with a change in control of the Company are payable in a lump sum.

Following a qualified termination, participants are also entitled to continuation of group healthcare benefits at the Company’s expense for the applicable severance period and reimbursement for outplacement services in an amount not to exceed $10,000.

The Severance Plan does not provide for any “gross up” of excise taxes that may be imposed on participants pursuant to Section 4999 of the Internal Revenue Code of 1986. If a participant becomes subject to excise taxes, the Severance Plan provides for a reduction in the severance payments to be made to the participant in order to avoid such excise taxes, unless the net amount to be received by the participant after payment of the applicable excise taxes would exceed the reduced payment amount required to avoid such taxes.

In order to receive benefits under the Severance Plan following a qualified termination, each participant is required to provide a general release of claims and to comply with certain non-competition and other obligations during the applicable severance period.

In connection with its adoption of the Severance Plan, the Compensation Committee provided notice of the Company’s determination not to renew the term of the Kelly Services, Inc. Executive Severance Plan (the “ESP”). Delivery of such notice will result in the termination of the ESP effective April 3, 2018. The two executive officers of the Company who currently participate under the ESP may waive such notice period and participate in the Severance Plan. The executive officers may also elect to continue to participate in the ESP until its termination date, after which they will participate under the Severance Plan.

The Compensation Committee also determined that all other Senior Vice Presidents of the Company will be eligible to participate in the Company’s General Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KELLY SERVICES, INC.

Date: March 31, 2017	/s/ James M. Polehna
James M. Polehna
Vice President and Secretary